FOR IMMEDIATE RELEASE

November 17, 2014

Nasdaq Capital Markets - GTIM

Good Times Restaurants Inc. Announces Completion of

Series A Warrant Redemption

$7 Million in Capital Raised

(GOLDEN, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick service restaurant chain focused on fresh, high quality, all natural products and a licensee of Bad Daddy's Burger Bar, a full service, upscale concept today announced the successful completion of the redemption of its Series A Warrants and Underwriter Warrants, each of which were exercisable into one share of common stock of the Company.  A total of 2,450,100 Series A Warrants, representing 97% of the outstanding Series A Warrants, and 100% of the 154,000 Underwriter Warrants, were exercised by the holders raising approximately $7 million in capital for the Company.

Boyd Hoback, the Company's President and Chief Executive Officer, stated, "We are very pleased with the results of the redemption which will provide us with additional capital to develop and expand new Good Times and Bad Daddy’s restaurants.  We have approximately $12.2 million in cash, stockholders’ equity of over $15 million and nominal long term debt after the redemption which gives us a good horizon for new restaurant development in both brands.”

Holders had until 5:00 p.m. Mountain Standard Time on Friday, November 14, 2014 to exercise their Series A Warrants.  Holders of Series A Warrants that were not exercised have no further rights except to receive, upon surrender of their Series A Warrants, $0.01 per Series A Warrant.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc. Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings. Good Times currently operates and franchises 36 restaurants.

GTIM owns and operates Bad Daddy's Burger Bar restaurants as a licensee through its wholly owned subsidiary, BD of Colorado LLC and plans to franchise Bad Daddy's Burger Bar restaurants through its 48% ownership of Bad Daddy's Franchise Development LLC. Bad Daddy's Burger Bar is a full service, upscale, "small box" restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words "intend," "may," "believe," "will," "should," "anticipate," "expect," "seek" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the "Risk Factors" section of Good Times' Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC. Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Good Times Restaurants Inc.

Investor Relations Contacts:

Boyd E. Hoback, 303-384-1411

President and CEO

or

Christi Pennington, 303-384-1440

or

Porter, LeVay & Rose

Mike Porter, 212-564-4700